Exhibit 99.B

EXHIBIT B

SALE AND PURCHASE AGREEMENT BETWEEN ATLATSA HOLDINGS PROPRIETARY LIMITED AND RUSTENBURG PLATINUM MINES LIMITED IN RESPECT OF 115,800,000 COMMON SHARES IN THE ISSUED SHARE CAPITAL OF ATLATSA RESOURCES CORPORATION

EXECUTION VERSION

SALE AND PURCHASE AGREEMENT

between

ATLATSA HOLDINGS PROPRIETARY LIMITED

Registration number 2002/017920/07

and

RUSTENBURG PLATINUM MINES LIMITED

Registration number 1931/003380/06

in respect of 115 800 000 common shares in the issued share capital of

ATLATSA RESOURCES CORPORATION

Registration number 10022-2033

1. Definitions and interpretation

1.1

In this Agreement the following expressions shall, unless otherwise stated or inconsistent with the context in which they appear, bear the following meanings and cognate expressions shall bear corresponding meanings:

1.1.1	“AFSA”	-	Arbitration Foundation of Southern Africa;

1.1.2	“this Agreement”	-	this sale and purchase agreement, including all schedules hereto, as may be amended from time to time;

1.1.3	“Business Day”	-	any day other than a Saturday, Sunday or official public holiday in South Africa or Canada;

1.1.4	“the Company”	-

Atlatsa Resources Corporation (previously known as Anooraq Resources Corporation), registration number 10022-2033, a public company incorporated in accordance with the laws of British Columbia, Canada;

1.1.5	“the Companies Act”	-	the Companies Act, 71 of 2008;

1.1.6	“Condition Precedent”	-	the condition precedent contained in clause 3;

1.1.7	“CSDP”	-	a central securities depository participant recognised as such by STRATE;

1.1.8	“Event of Default”	-	each of the events or circumstances specified as such in clause 6.5;

1.1.9	“the Framework Agreement”	-	the transaction framework agreement entered into between, amongst others, the

Company, the Seller and the Purchaser, on or about the Signature Date;

1.1.10	“Interest Period”	-	in relation to the Loan Outstandings, each period which begins on each Quarterly Interest Reset Date; provided that:

(a) the first Interest Period shall begin on (and include) the Sale Implementation Date and shall end on (and include) the day immediately preceding the next Quarterly Interest Reset Date;

(b) the final Interest Period shall end on 30 September 2020;

(c) in relation to any Unpaid Sum, the Interest Period shall be each period determined in accordance with clause 6.4;

1.1.11	“Interest Rate”	-

in relation to an Interest Period, the rate of interest applicable to the Loan Outstanding’s from time to time, being a rate equivalent to the aggregate rate of interest applicable to the outstandings under the Senior Facilities Agreement in that Interest Period, which rate shall be calculated by the Seller from time to time;

1.1.12	“Loan”	-	the Loan made available by the Seller to the Purchaser in accordance with clause 5 read with clause 6;

1.1.13	“Loan Outstandings”	-	the aggregate capital amount of the Loan from time to time (including capitalised interest);

1.1.14	“Parties”	-	the Seller and the Purchaser, and “Party” refers to any one of them;

1.1.15	“Prime Rate”	-

the publicly quoted basic lending rate at which The Standard Bank of South Africa Limited lends to its corporate clients on unsecured overdraft from time to time, (expressed as a nominal annual compounded monthly rate), as evidenced by a certificate of any manager of the bank whose appointment, designation or authority it shall not be necessary to prove and which certificate shall constitute prima facie proof of the contents thereof;

1.1.16	“Purchase Price”	-	R463 200 000, being the purchase price of the Sale Shares;

1.1.17	“the Purchaser”	-

Atlatsa Holdings Proprietary Limited (previously known as Pelawan Investments Proprietary Limited), registration number 2002/017920/07, a private company incorporated in accordance with the laws of South Africa;

1.1.18	“Purchaser Group”	-	the Purchaser, each Obligor (as defined in the Senior Facilities Agreement) and each member of the Borrower Group (as defined in the Senior Facilities Agreement);

1.1.19	“Quarterly Interest Reset Date”	-	the first Business Day of January, April, July and October of each year;

1.1.20	“Sale Implementation Date”	-	the Sale Implementation Date, as defined in the Framework Agreement;

1.1.21	“Sale Shares”	-	115 800 000 common shares, without par value, in the share capital of the Company;

1.1.22	“Securities Services Act”	-	the Securities Services Act, 36 of 2004;

1.1.23	“the Seller”	-	Rustenburg Platinum Mines Limited, registration number 1931/003380/06, a public company incorporated in accordance with the laws of South Africa;

1.1.24	“Senior Facilities Agreement”	-

the ZAR2 300 000 000 plus the Tranche 1 Amount (inclusive of capitalised interest) term loan and revolving facility agreement entered into between, amongst others, the Company and the Seller on or about the Signature Date;

1.1.25	“Signature Date”	-	the date on which this Agreement is signed by the last signing of the Parties;

1.1.26	“South Africa”	-	the Republic of South Africa;

1.1.27	“STRATE”	-	Share Transactions Totally Electronic Limited, a central securities depository licensed under the Securities Services Act;

1.1.28	“STT Act”	-	Securities Transfer Tax Act, 25 of 2007;

1.1.29	“Total Loan Outstandings”	-

at any time, and in relation to the Loan, the aggregate of all amounts of principal (including capitalised interest), accrued and unpaid interest and all and any other amounts due and payable to the Purchaser by the Seller under this Agreement including any bona fide claim for direct damages or restitution and any claim as a result of any recovery by the Purchaser of a payment or discharge on the grounds of preference, and any amounts which would be included in any of the above but for any discharge, non-provability or unenforceability of those amounts in any insolvency or other proceedings;

1.1.30	“Unpaid Sum”	-	any sum due and payable but unpaid by the Purchaser under this Agreement; and

1.1.31	“VAT”	-	value-added tax, levied in terms of the Value-Added Tax Act, 89 of 1991.

1.2	In this Agreement:

1.2.1	references to a statutory provision include any subordinate legislation made from time to time under that provision and include that provision as modified, re-enacted or replaced from time to time;

1.2.2

any reference to “law” means law, legislation, statutes, regulations, directives, orders, notices, promulgations and other decrees of any governmental authority, which have force of law or which it would be an offence not to obey, and the common law, as amended, replaced, re-enacted, restated or re-interpreted from time to time;

1.2.3

words importing the masculine gender include the feminine and neuter genders and vice versa; the singular includes the plural and vice versa; and natural persons include artificial persons and vice versa;

1.2.4

references to a “person” include a natural person, company, close corporation or any other juristic person or other corporate entity, a charity, trust, partnership, joint venture, syndicate or any other association of persons;

1.2.5	references to a “subsidiary” or a “holding company” shall be references to a subsidiary or holding company as defined in the Companies Act;

1.2.6	an Event of Default is continuing if it has not been remedied in accordance with the provisions of this Agreement, or waived;

1.2.7

if a definition imposes substantive rights and obligations on a Party, such rights and obligations shall be given effect to and shall be enforceable, notwithstanding that they are contained in a definition;

1.2.8

where any word is defined within the context of any particular clause in this Agreement, that word, unless it is clear from the clause in question that that word has limited application only to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that that word has not been defined in clause 1.1;

1.2.9	where any number of Business Days is prescribed, those Business Days shall be reckoned exclusively of the first Business Day and inclusively of the last Business Day;

1.2.10

any provision in this Agreement which is or may become illegal, invalid or unenforceable in any jurisdiction affected by this Agreement shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be treated as having not been written (ie pro non scripto) and severed from the balance of this Agreement, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction;  and

1.2.11

the rule of construction that if general words or terms are used in association with specific words or terms which are a species of a particular genus or class, the meaning of the general words or terms shall be restricted to that same class (ie the eiusdem generis rule) shall not apply, and whenever the word “including” is used followed by specific examples, such examples shall not be interpreted so as to limit the meaning of any word or term to the same genus or class as the examples given.

1.3

Each of the provisions of this Agreement has been negotiated by the Parties and drafted for the benefit of the Parties, and accordingly the rule of construction that the Agreement shall be interpreted against or to the disadvantage of the Party responsible for the drafting or preparation of the Agreement (ie the contra proferentem rule), shall not apply.

2. Introduction

2.1	Immediately following the implementation of Phase II under the Framework Agreement, the Seller owns the Sale Shares.

2.2	The Seller wishes to sell the Sale Shares to the Purchaser, which wishes to purchase same, on the terms and subject to the conditions contained in this Agreement.

3. Condition Precedent

3.1

The rights and obligations of the Parties contained in this Agreement (other than those contained in this clause 3 and in clauses 1, 9, 10, 11 and 12 which shall be of full force and effect on the Signature Date), are subject to the fulfilment of the Condition Precedent that the Framework Agreement becomes unconditional in accordance with its terms (save for any condition in the Framework Agreement requiring this Agreement to become unconditional) by no later than 27 September 2013.

3.2

The Condition Precedent is for the benefit of both Parties, who may, in writing, mutually agree to waive or extend the period for fulfilment of such Condition Precedent at any time prior to the date set out in clause 3.1.

3.3

If the Condition Precedent is not fulfilled by the date stipulated in clause 3.1 for such fulfilment (or such later date as determined in accordance with clause 3.2), then this Agreement (save for the provisions of this clause 3 and in clauses 1, 9, 10, 11 and 12) shall cease to be of any further force and effect, and the Parties shall be restored as nearly as may be possible to the positions in which they would have been had this Agreement not become binding on the Parties. No Party shall have any claim against the other Parties as a result of the failure of the Condition Precedent.

4. Sale

4.1	The Seller sells and the Purchaser purchases the Sale Shares, on and with effect from the Sale Implementation Date.

4.2	Ownership, risk and benefit in the Sale Shares sold pursuant to clause 4.1 shall pass to the Purchaser on the Sale Implementation Date.

5. Purchase Price

The Purchase Price payable by the Purchaser to the Seller shall be settled by the Seller creating a loan account in the name of the Purchaser on the Sale Implementation Date and debiting such account with an initial capital amount equal to the Purchase Price, which account and Loan shall be governed by the terms and conditions set out in clause 6.

6. Loan

6.1	Repayment

6.1.1	The Purchaser shall repay the Total Loan Outstandings to the Seller in accordance with clause 6.1.1.1 to 6.1.1.4 below.

6.1.1.1

Within 30 days of receipt by the Purchaser of any dividends or other cash distributions from the Company, the Purchaser shall apply an equivalent amount towards repayment of the Total Loan Outstandings up to an aggregate amount of R5 000 000.

6.1.1.2

By no later than 30 September 2018, the Purchaser shall repay a portion of the Total Loan Outstandings equal to a capital amount of R232 000 000, plus accrued interest on such capital amount calculated in accordance with this Agreement from the Sale Implementation Date to 30 September 2018 or the date of payment, whichever is the earlier.

6.1.1.3

By no later than 30 September 2019, the Purchaser shall repay a portion of the Total Loan Outstandings equal to a capital amount of R116 000 000, plus accrued interest on such capital amount calculated in accordance with this Agreement from the Sale Implementation Date to 30 September 2019 or the date of payment, whichever is the earlier.

6.1.1.4	The Purchaser shall repay the balance of the Total Loan Outstandings by no later than 30 September 2020.

6.2	Interest

6.2.1

Interest shall accrue on a daily basis on the balance of the Loan Outstandings for each Interest Period, at the Interest Rate and is calculated on the basis of the actual number of days elapsed and a year of 365 days.

6.2.2	All accrued but unpaid interest shall be capitalised to the Loan Outstandings on the last day of each Interest Period.

6.3	General payment provisions

6.3.1

The Seller may apply each payment received from the Purchaser under this Agreement towards the Total Loan Outstandings, in its discretion, which application shall override any appropriation made by the Purchaser.

6.3.2

All payments to be made by the Purchaser under this Agreement shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim and shall be made into the bank account nominated for this purpose by the Seller.

6.3.3

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

6.3.4	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

6.3.5	Rands is the currency of account and payment for any sum due from the Purchaser under this Agreement.

6.3.6

The Seller may set off any matured obligation due from the Purchaser under this Agreement against any matured obligation owed by the Seller to the Purchaser. If the obligations are in different currencies, the Seller may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

6.4	Default interest

6.4.1

If an Event of Default occurs and is continuing interest shall accrue on the Total Loan Outstandings from the date of occurrence of the Event of Default up to the date on which the Event of Default is no longer continuing (both before and after judgment, if applicable) at a rate which, subject to 6.4.2 below, is the higher of (i) the Prime Rate plus 2% per annum and (ii) 5% per annum higher than the prevailing interest rate applicable to the amounts outstanding under the Senior Facilities Agreement. Any interest accruing under this clause shall be immediately payable by the Purchaser on demand by the Seller.

6.4.2	If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period:

6.4.2.1	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

6.4.2.2	the rate of interest applying to the overdue amount during that first Interest Period shall be 2% per annum higher than the rate which would have applied if the overdue amount had not become due.

6.4.3	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period but will remain immediately due and payable.

6.5	Event of Default

Each of the events or circumstances set out in this clause 6.5 is an Event of Default (save for clause 6.5.15).

6.5.1	Non-payment

The Purchaser does not pay on the due date any amount payable pursuant to this Agreement at the place at and in the currency in which it is expressed to be payable.

6.5.2	Other obligations

6.5.2.1

The Purchaser fails to comply with any material provision of this Agreement (whether or not jointly with any other parties), such non-compliance is prejudicial to or reasonably likely to be prejudicial to the Seller, and such non-compliance is not remedied within 5 Business Days of the Seller giving the Purchaser notice of such non-compliance or the Purchaser becoming aware of such non-compliance.

6.5.2.2

The Purchaser or any member of the Purchaser Group fails to comply with any material provision of any other agreement to which the Purchaser and the Seller are a party (in any capacity and whether or not jointly with any other parties), such non-compliance is prejudicial to or reasonably likely to be prejudicial to the Seller, and such non-compliance is not remedied within the original remedy period permitted under the relevant agreement.

6.5.3	Cross default

The provisions of clause 23.5 of the Senior Facilities Agreement are incorporated into this Agreement by reference, provided that all references to “Obligors” shall include a reference to the Purchaser.

6.5.4	Insolvency

The provisions of clauses 23.6 of the Senior Facilities Agreement are incorporated into this Agreement by reference, provided that all references to “Obligors” shall include a reference to the Purchaser.

6.5.5	Insolvency and Business Rescue proceedings

The provisions of clause 23.7 of the Senior Facilities Agreement are incorporated into this Agreement by reference, provided that all references to “Obligors” shall include a reference to the Purchaser.

6.5.6	Creditors’ process

The provisions of clause 23.8 of the Senior Facilities Agreement are incorporated into this Agreement by reference, provided that all references to “Obligors” shall include a reference to the Purchaser.

6.5.7	Unlawfulness and invalidity

The provisions of clause 23.9 of the Senior Facilities Agreement are incorporated into this Agreement by reference, provided that all references to “Obligors” shall include a reference to the Purchaser.

6.5.8	Cessation of business

The provisions of clause 23.11 of the Senior Facilities Agreement are incorporated into this Agreement by reference, provided that all references to “Obligors” shall include a reference to the Purchaser.

6.5.9	Audit qualification

The provisions of clause 23.13 of the Senior Facilities Agreement are incorporated into this Agreement by reference, provided that all references to “Obligors” shall include a reference to the Purchaser.

6.5.10	Expropriation

The provisions of clause 23.14 of the Senior Facilities Agreement are incorporated into this Agreement by reference, provided that all references to “Obligors” shall include a reference to the Purchaser.

6.5.11	Repudiation and rescission of agreements

The provisions of clause 23.15 of the Senior Facilities Agreement are incorporated into this Agreement by reference, provided that all references to “Obligors” shall include a reference to the Purchaser.

6.5.12	Litigation

The provisions of clause 23.16 of the Senior Facilities Agreement are incorporated into this Agreement by reference, provided that all references to “Obligors” shall include a reference to the Purchaser.

6.5.13	Material adverse change

The provisions of clause 23.18 of the Senior Facilities Agreement are incorporated into this Agreement by reference, provided that all references to “Obligors” shall include a reference to the Purchaser.

6.5.14	Company listing

The provisions of clause 23.19 of the Senior Facilities Agreement are incorporated into this Agreement by reference, provided that all references to “Atlatsa” shall be a reference to the Purchaser.

6.5.15	Acceleration

Upon the occurrence of an Event of Default which is continuing, the Seller may, by notice to the Purchaser (“Enforcement Notice”) detailing the Event of Default:

6.5.15.1	declare that the Total Loan Outstandings (or any part thereof) to be immediately due and payable, at which time they shall become immediately due and payable; and/or

6.5.15.2

subject to the remedy periods reflected in clauses 6.5.16.1 and 6.5.16.2 (as the case may be), exercise any or all of its rights, remedies, powers or discretions under any security agreement relating to this Agreement.

6.5.16	Irrevocable undertaking in favour of a third party

Where: (i) the Seller is entitled to exercise any or all of its rights, remedies, powers or discretions under any security agreement relating to this Agreement due to non-payment by the Purchaser; and (ii) the exercise of such right, remedy, power or discretion shall result in the Purchaser ceasing to hold at least 51% of the issued equity share capital in the Company, then without prejudice to the Seller’s rights under this Agreement, any security agreement relating to this Agreement or at law, the Seller and the Purchaser irrevocably undertake and agree that —

6.5.16.1

the Purchaser may, procure that the Company, in its sole and unfettered discretion, notifies the Seller and the Purchaser in writing within 10 days of receipt of the Enforcement Notice of its intention to remedy the non-payment by the Purchaser by paying or procuring the payment of the Total Loan Outstandings on behalf of the Purchaser (“Remedial Notice”). The Remedial Notice shall include sufficient detail regarding the Company’s plans to pay or procure payment of the Total Loan Outstandings on behalf of the Purchaser together with details of its funding plan;

6.5.16.2	the Purchaser shall be afforded a period of 20 days from the date of delivery of the Remedial Notice to procure the payment of the Total Loan Outstandings to the Seller;

6.5.16.3

should the Company fail to give the Remedial Notice in terms of and in the manner contemplated in clause 6.5.16.1 or, having given the Remedial Notice, fail to procure the payment of the Total Loan Outstandings within the 20 day period referred to in clause 6.5.16.2, the Seller shall be entitled to immediately pursue (without the need to provide further notice to the Purchaser) the remedies available to the Seller under this Agreement, any security agreement relating to this Agreement or at law.

6.5.17

For the avoidance of doubt, nothing in clause 6.5.16 shall prevent the Seller from enforcing its rights, remedies, powers or discretions under any security agreement relating to this Agreement, in respect of the shares held by the Purchaser in excess of 51% of the issued equity share capital in the Company.

7. Implementation of the sale

At 10h00 on the Sale Implementation Date, and as contemplated under the Framework Agreement, representatives of the Parties will meet at the offices of the Seller (or such other venue as the Seller, the Purchaser and Plateau may agree in writing) and:

7.1	the Seller will deliver to the Purchaser:-

7.1.1

a copy of an irrevocable and unconditional written instruction to its CSDP, to effect transfer of the Sale Shares into the Purchaser’s CSDP account, details of which account shall be confirmed by the Purchaser in a written notice to the Seller at least 10 Business Days in advance of the Sale Implementation Date;

7.1.2	a certified copy of the resolutions of the directors of the Seller approving the conclusion of this Agreement and the transfer of the Sale Shares; and

7.2	the Purchaser will deliver to the Seller, a certified copy of the resolutions of the directors of the Purchaser approving the conclusion of this Agreement.

7.3	The Purchaser shall procure that its CSDP registers the Sale Shares in the name of the Pelawan Trust, as nominee for the benefit of the Purchaser, on the Sale Implementation Date.

8. No warranties or representations

The Seller gives no warranties or representations whatsoever (whether express, implied or tacit and whether orally or contained in any other document) in relation to or in connection with the Sale Shares and the Sale Shares are sold to and purchased by the Purchaser on a “voetstoots” basis.

9. Confidentiality

9.1

Without the prior written consent of the other Party, each Party will keep confidential and will not disclose to any person the details of this Agreement (“Confidential Information”), except as set out in clauses 9.2 and 9.3.

9.2	The Parties agree to keep all Confidential Information confidential and to disclose it only to their officers, directors, employees, consultants, professional advisers and permitted transferees who:

9.2.1	have a need to know (and then only to the extent that each such person has a need to know);

9.2.2	are aware that the Confidential Information should be kept confidential;

9.2.3	are aware of the disclosing Party’s undertakings in relation to such information in terms of this Agreement; and

9.2.4	have been directed by the disclosing Party to keep the Confidential Information confidential and have undertaken to keep the Confidential Information confidential.

9.3	The obligations of the Parties in relation to the maintenance and non-disclosure of Confidential Information in terms of this Agreement do not extend to information that:

9.3.1

is disclosed to the receiving Party in terms of this Agreement but at the time of such disclosure such information is known to be in the lawful possession or control of that Party and not subject to an obligation of confidentiality;

9.3.2

is or becomes public knowledge, otherwise than pursuant to a breach of this Agreement by the Party (or its officers, directors, employees, consultants, professional advisers and/or permitted transferees) who disclosed such Confidential Information;

9.3.3	is disclosed confidentially to bona fide providers of debt or equity capital (or potential such providers of funding) or as part of a bona fide disposal of its business or relevant part thereof;

9.3.4	is used or disclosed in order to pursue any legal remedy available to it in respect of this Agreement; or

9.3.5

is disclosed pursuant to a request, requirement or demand made pursuant to any law or by any regulatory body, or is otherwise required to be disclosed by the provisions of any law or during any court or arbitration proceedings, or by the rules or regulations of any recognised stock exchange to be disclosed and, with the exception of disclosures made pursuant to the rules or regulations of any recognised stock exchange), the Party required to make the disclosure has taken all reasonable steps to oppose or prevent the disclosure of and to limit, as far as reasonably possible, the extent of such disclosure and, where so permitted by law, has consulted with the other Party prior to making such disclosure.

10. Breach

10.1	If a Party breaches any provision of this Agreement and remains in breach of such provision for 10 Business Days after written notice to that Party requiring that Party to rectify that breach, the non-breaching Party shall be entitled (without derogating from any of its other rights or remedies under this Agreement or at law), at its option:

10.1.1	to sue for immediate specific performance of any of the defaulting Party’s obligations under this Agreement, whether or not such obligation is then due; or

10.1.2

to cancel this Agreement, in which case written notice of the cancellation shall be given to the defaulting Party, and the cancellation shall take effect on the giving of the notice, provided that no Party shall be entitled to cancel this Agreement unless the breach is a material breach, and in either event the non-breaching Party shall be entitled to claim any damages it has suffered, provided that any such damages shall be sound in money and shall be payable in cash.

10.2	Notwithstanding the provisions of clause 10.1.2, neither of the Parties shall be entitled to cancel this Agreement after the Sale Implementation Date.

11. Arbitration

11.1	separate, divisible agreement

This clause is a separate, divisible agreement from the rest of this Agreement and shall:

11.1.1

not be or become void, voidable or unenforceable by reason only of any alleged misrepresentation, mistake, duress, undue influence, impossibility (initial or supervening), illegality, immorality, absence of consensus, lack of authority or other cause relating in substance to the rest of the Agreement and not to this clause. The Parties intend that any such issue shall at all times be and remain subject to arbitration in terms of this clause; and

11.1.2	remain in effect even if the Agreement terminates or is cancelled.

11.2	disputes subject to arbitration

Save as may be expressly provided for elsewhere in this Agreement for the resolution of particular disputes, any other dispute arising out of or in connection with this Agreement or the subject matter of this Agreement, including without limitation, any dispute concerning:

11.2.1	the existence of the Agreement apart from this clause;

11.2.2	the interpretation and effect of the Agreement;

11.2.3	the Parties’ respective rights or obligations under the Agreement;

11.2.4	the rectification of the Agreement;

11.2.5	the breach, termination or cancellation of the Agreement or any matter arising out of the breach, termination or cancellation; or

11.2.6	damages arising in delict, compensation for unjust enrichment or any other claim, whether or not the rest of the Agreement apart from this clause is valid and enforceable,

shall be referred to arbitration in terms of this clause.

11.3	appointment of arbitrator

11.3.1

The Parties shall agree on the arbitrator who shall be an attorney or advocate on the panel of arbitrators of AFSA. If agreement is not reached within 10 Business Days after any Party calls in writing for such agreement, the arbitrator shall be an attorney or advocate nominated by the Registrar of AFSA for the time being.

11.3.2

The request to nominate an arbitrator shall be in writing outlining the claim and any counterclaim of which the Party concerned is aware and, if desired, suggesting suitable nominees for appointment as arbitrator, and a copy shall be furnished to the other Parties who may, within 7 days, submit written comments on the request to the addressee of the request with a copy to the first Party.

11.4	venue and period for completion of arbitration

The arbitration shall be held in Johannesburg and the Parties shall endeavour to ensure that it is completed within 90 days after notice requiring the claim to be referred to arbitration is given.

11.5	Arbitration Act - rules

The arbitration shall be governed by the Arbitration Act, 1965, or any replacement Act and shall take place in accordance with the Commercial Arbitration Rules of AFSA.

11.6	Application to court for urgent interim relief

Nothing contained in this clause 11 shall prohibit a Party from approaching any court of competent jurisdiction for urgent interim relief pending determination of the dispute by arbitration.

12. Miscellaneous matters

12.1	postal addresses and addresses for service of legal documents

12.1.1

The Parties choose the following addresses at which notices in connection with this Agreement and/or documents in legal proceedings in connection with this Agreement may be served (i.e. their domicilia citandi et executandi):

12.1.1.1	in the case of the Seller:

physical address: 55 Marshall Street Marshalltown Johannesburg fax number: (011) 373 5111

and shall be marked for the attention of: The Company Secretary, the Finance Director and the Financial Controller;

12.1.1.2	in the case of the Purchaser:

physical address: 4th Floor, 82 Grayston Drive Off Esterhysen Lane Sandton fax number: (011) 833 0836 and shall be marked for the attention of: The Company Secretary,

and where an Event of Default occurs due to non-payment by the Purchaser, a copy of such notice to the Company:

physical address: 4th Floor, 82 Grayston Drive Off Esterhysen Lane Sandton
fax number: (011) 833 0836

and shall be marked for the attention of: The Corporate Secretary;

12.1.2	The notice shall be deemed to have been duly given:

12.1.2.1	5 Business Days after posting, if posted by registered post (airmail, if available) to the Party’s address in terms of clause 12.1.1;

12.1.2.2

on delivery, if delivered to the Party’s physical address in terms of clause 12.1.1 between 08h30 and 17h00 on a Business Day (or on the first Business Day after that if delivered outside such hours); or

12.1.2.3	on despatch, if sent to the Party’s then fax number or e-mail address between 08h30 and 17h00 on a Business Day (or on the first Business Day after that if despatched outside such hours).

12.1.3

A Party may change that Party’s address for this purpose to another physical address in South Africa, by notice in writing to the other Party such change to be effective only on and with effect from the 7th Business Day after the giving of such notice.

12.1.4

Notwithstanding anything to the contrary herein contained, a written notice or communication actually received by a Party shall be an adequate service of such written notice or communication to that Party notwithstanding that the notice or communication was not sent to or delivered or served at that Party’s chosen domicilium citandi et executandi.

12.2	entire contract

This Agreement contains all the express provisions agreed on by the Parties with regard to the subject matter of the Agreement, and supersedes and novates in its entirety any previous understandings or agreements among the Parties in respect thereof; and the Parties waive the right to rely on any alleged provision not expressly contained in this Agreement.

12.3	no stipulation for the benefit of a third person

Save as is expressly provided for in this Agreement, no provision of this Agreement constitutes a stipulation for the benefit of a third person (ie a stipulatio alteri) which, if accepted by the person, would bind any Party in favour of that person.

12.4	no representations

A Party may not rely on any representation which allegedly induced that Party to enter into this Agreement, unless the representation is recorded in this Agreement.

12.5	variation, cancellation and waiver

No contract varying, adding to, deleting from or cancelling this Agreement, and no waiver of any right under this Agreement, shall be effective unless reduced to writing and signed by or on behalf of the Parties.

12.6	indulgences

The grant of any indulgence, extension of time or relaxation of any provision by a Party under this Agreement shall not constitute a waiver of any right by the grantor or prevent or adversely affect the exercise by the grantor of any existing or future right of the grantor.

12.7	cession and delegation

12.7.1	The Purchaser may not cede any or all of its rights or delegate any or all of its obligations under this Agreement without the prior written consent of the Seller.

12.7.2

The Seller may cede any or all of its rights or delegate any or all of its obligations under this Agreement to the same parties to whom it is entitled to cede and/or delegate rights under clause 24.1 of the Senior Facilities Agreement, without the consent of the Purchaser. The Purchaser agrees to co-operate and take all such steps as the Seller may reasonably require to give effect to such a cession or delegation.

12.8	applicable law

This Agreement is to be governed, interpreted and implemented in accordance with the laws of the South Africa.

12.9	costs

12.9.1

The Parties shall bear their own legal and other costs incurred in the drafting, preparation and, save for the matters dealt with in clause 12.9.2 below or otherwise as provided to the contrary in this Agreement, implementation of this Agreement.

12.9.2

The CSDP appointed by the Purchaser shall pay any securities transfer tax arising pursuant to the transfer of the Sale Shares on behalf of the Purchaser, in accordance with the time period prescribed under the STT Act and shall be entitled to recover such amount from the Purchaser.

12.9.3

Any costs, including all legal costs on an attorney and own client basis and any VAT, incurred by a Party arising out of or in connection with a breach by another Party shall be borne by the Party in breach.

12.10	submission to jurisdiction

Subject to the provisions of clause 11, the Parties irrevocably submit to the non-exclusive jurisdiction of the South Gauteng High Court, Johannesburg (or its successor) for the determination of any dispute arising out of or in connection with this Agreement.

12.11	counterparts

This Agreement may be executed in any number of counterparts, including faxed counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

Signed at                                                            on                                                           2013

For and on behalf of:

ATLATSA HOLDINGS PROPRIETARY LIMITED

Name:

Office:
(who warrants his authority)

Signed at                                                            on                                                           2013

For and on behalf of:

RUSTENBURG PLATINUM MINES LIMITED

Name:

Office:
(who warrants his authority)